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                                                                    Exhibit 23.5

                    Consent of Robert A. Stanger & Co., Inc.



We hereby consent to the use of our opinion letter dated July 11, 2002, to the general partners of PS Partners VI, Ltd., which is included as Appendix C to the Information Statement, Notice of Action Without a Meeting and Prospectus of PS Partners VI, Ltd. (the "Information Statement") and to references to our firm and such opinion letter in such Information Statement. In giving such consent, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities Exchange Commission promulgated thereunder (the "Securities Act"), and we do not thereby acknowledge or admit that we are experts with respect to any part of the Information Statement or any associated Registration Statement under the meaning of the term "expert" as used in the Securities Act.


                                              /s/ ROBERT A. STRANGER & CO., INC.


July 11, 2002

Shrewsbury, New Jersey